SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropirate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, For Use of
                                            the Commission Only (as
                                            permitted by Rule 14a-
                                            6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Solicity Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SOUTHWEST NATIONAL CORPORATION
______________________________________________________________________
               (Name of Registrant as Specified in Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the
 Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
   0-11.

(1) Title of each class of securities to which transaction applies:
______________________________________________________________________

(2) Aggregate number of securities to which transaction applies:
______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
______________________________________________________________________

(5) Total fee paid:
______________________________________________________________________

[ ] Fee paid previously with preliminary materials:
______________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
______________________________________________________________________

(2) Form, Schedule or Registration Statement no.:
______________________________________________________________________

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______________________________________________________________________

(4) Date Filed:
______________________________________________________________________

                      SOUTHWEST NATIONAL CORPORATION

                         GREENSBURG, PENNSYLVANIA



               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              APRIL 15, 1997



TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Southwest National Corporation (the "Corporation") will be held at its main office, 111 South Main Street, Greensburg, Pennsylvania, on
Tuesday, April 15, 1997 at 1:00 p.m., for the purpose of considering and voting upon the following:

     1. Election of Directors: Fixing the number of Directors to be elected at 11 and electing the 11 nominees listed in the Proxy Statement accompanying the notice of the meeting.

     2. To act on proposals to amend the Corporation's Articles of Incorporation and Bylaws as follows:

         a. To amend Article 5 to increase the number of authorized shares of the common stock of the Corporation (from 5 million to 10 million);

         b. To add Article 7(b) which describes the factors which may be taken into account by the Board of Directors in considering the best interests of the Corporation and make conforming changes to the Bylaws;

         c. To add Article 8 and amend appropriate Bylaw provisions which will (1) divide the Board of Directors into three classes, (2) specify the required shareholder vote for removal of a Director, (3) provide for Director vacancies, and (4) approve corresponding changes in the Bylaws;

         d. To add Article 9 and make corresponding Bylaw changes to establish a procedure for nominating Directors;

         e. To add Article 10 which sets forth procedures and required votes for amending the Bylaws of the Corporation;

         f. To add Article 11 which sets forth procedures for presenting shareholder proposals at the annual meeting of shareholders;

         g. To add Article 12 which sets forth procedures and required votes for amending the Corporation's Articles of Incorporation.

     3. To approve an amendment to the Bylaws setting forth requirements for calling special meetings of shareholders of the Corporation.

     4. Other Business: To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 7, 1997 will be entitled to notice of and to vote at the meeting.

     There are enclosed herewith a Proxy Statement and form of proxy.
It will be appreciated if you will date and sign the proxy and return it promptly in the enclosed envelope.

                                  By Order of the Board of Directors

                                  /s/ Donald A. Lawry

                                  Donald A. Lawry
                                  Secretary and Treasurer


March 14, 1997

------------------------------------------------------------------------

                    SOUTHWEST NATIONAL CORPORATION
                  111 South Main Street, P.O. Box 760
                    Greensburg, Pennsylvania 15601

                             PROXY STATEMENT

    FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 1997

     The enclosed proxy is being solicited by the Board of Directors of Southwest National Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held April 15, 1997 at 1:00 p.m. at the main office of the Corporation, 111 South Main Street, Greensburg, Pennsylvania. This Proxy Statement and the enclosed form of proxy are being sent to shareholders of the Corporation on March 14, 1997.

     The proxy may be revoked by a shareholder at any time before it is exercised by sending a written notice of revocation to the Secretary, Southwest National Corporation, P. O. Box 760, Greensburg, Pennsylvania 15601 or by attending the meeting and voting in person. Solicitations of proxies may be made by personal interviews and telephone by Directors and officers of the Corporation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation.

     The only class of stock of the Corporation presently outstanding is common stock. The total number of outstanding shares of common stock at the close of business on March 7, 1997, the record date for the determination of the shareholders entitled to vote at the meeting, was 3,122,382. In electing Directors of the Corporation, every shareholder entitled to vote has cumulative voting rights; that is, the shareholder has the right to multiply the number of shares that he or she may be entitled to vote by the total number of Directors to be elected and may cast the entire number of such votes for one candidate or may distribute them among any two or more candidates. For all other purposes, each share is entitled to one vote.

     At the meeting, the shareholders will (i) act upon a proposal to fix the number of Directors at 11; (ii) vote on the election of the 11 nominees listed in the Proxy Statement as Directors; (iii) vote on proposals to amend the Corporation's Articles of Incorporation and Bylaws; and (iv) consider and act upon any other business that may be properly brought before the meeting.

     The following paragraphs are a discussion of the Board's reasoning for the proposal to amend the Corporation's Articles of Incorporation and Bylaws.

     In light of the continuing consolidation within the banking industry, the Board of Directors undertook a general review of the Corporation's existing business opportunities to determine the best long-term strategy to enhance shareholder value. On the basis of that review, the Corporation's Board of Directors believes that the best strategy is to have the Bank remain an independent community bank closely allied with the communities it serves and to have the Bank expand its service territory through strategic acquisitions in contiguous markets. The Board of Directors and the Corporation's senior management subsequently undertook a review of the Corporation's Articles of Incorporation and Bylaws to make sure that the Corporation's corporate governance practices are structured in a manner to protect and enhance shareholder value and to further the Corporation's purpose of being an independent community bank holding company.

     As part of that review, the Corporation's senior management has reviewed the corporate governance practices of all publicly traded bank holding companies headquartered in Pennsylvania with total assets of at least $450,000,000 and not more than $2,000,000,000. As of December 31, 1996 there were seventeen such corporations including the Corporation. As of such date, the Corporation's total assets were $755,358,000. Of the sixteen other corporations surveyed (i) fourteen had no cumulative voting, (ii) all sixteen had a classified board of directors, (iii) all sixteen had, as a percentage of shares outstanding, more authorized but unissued common shares than the Corporation (36% of the Corporation's shares are authorized but unissued while the unissued but authorized shares of the other sixteen companies ranged from a low of 39% [one company] to a high of between 61% to 80% [eight companies] with another seven companies in the range of 41% to 60%), (iv) eleven had notice and information provisions relating to shareholder nominations for directors and shareholder proposals in which the time limitation in each case was at least 30 days and (v) thirteen required super-majority votes to alter critical elements of their respective articles of incorporation and bylaws.

     To date, primarily because of the business climate in southwestern Pennsylvania, there have been no unsolicited takeover attempts of bank holding companies in the Bank's market area. However, as consolidation within the banking industry continues, the Corporation, if nothing is done, may become subject to certain tactics that could be highly disruptive to the Corporation and could result in dissimilar and unfair treatment of some of the Corporation's shareholders.

     On the basis of the foregoing, the Board of Directors has adopted a resolution proposing a series of amendments to the Corporation's Articles of Incorporation and Bylaws, the purpose of which, taken as a whole, is to provide a greater likelihood that the Corporation shall remain independent or, in the alternative, allow the Board greater flexibility in negotiating with an unsolicited bidder. The Board of Directors believes that the provisions described below are prudent and will reduce the Corporation's vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Corporation. The Board of Directors believes that these provisions are in the best interests of the Corporation and its shareholders.

     In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Corporation and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the Board of Directors believes that it is in the best interests of the Corporation and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors and that the proposed amendments will encourage such negotiations and discourage hostile takeover attempts.

     Despite the Board of Directors' belief as to the benefits to the Corporation's shareholders of the proposed amendments, these provisions also may have the effect of discouraging a future takeover attempt.
Such provisions will also render the removal of the current Board of Directors or management of the Corporation more difficult. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     The Board of Directors of the Corporation and the Bank are not aware of any effort that might be made to acquire control of the Bank or the Corporation.

     The Board of Directors of the Corporation recommends a vote FOR the following proposals:

     PROPOSAL 1     to fix the number of Directors at 11.

     PROPOSAL 2     to elect as Directors the 11 nominees hereinafter
                    named.

     PROPOSAL 3     to amend Article 5 to increase the number of
                    authorized shares of the common stock of the Corporation (from 5 million to 10 million).

     PROPOSAL 4     to add Article 7(b) which describes the factors
                    which may be taken into account by the Board of Directors in considering the best interests of the Corporation and make conforming changes to the Bylaws.

     PROPOSAL 5     to add Article 8 and amend appropriate Bylaw
                    provisions which will (1) divide the Board of Directors into three classes, (2) specify the required shareholder vote for removal of a Director,
                    (3) provide for Director vacancies, and (4) approve corresponding changes in the Bylaws.

     PROPOSAL 6     to add Article 9 and make corresponding Bylaw
                    changes to establish a procedure for nominating
                    Directors.

     PROPOSAL 7     to add Article 10 which sets forth procedures and
                    required votes for amending the Bylaws of the Corporation.

     PROPOSAL 8     to add Article 11 which sets forth procedures for
                    presenting shareholder proposals at the annual meeting of shareholders.

     PROPOSAL 9     to add Article 12 which sets forth procedures and
                    required votes for amending the Corporation's
                    Articles of Incorporation.

     PROPOSAL 10    to approve an amendment to the Bylaws setting forth
                    requirements for calling special meetings of shareholders of the Corporation.

     The 11 nominees receiving the highest number of votes cast, including votes cast cumulatively, shall be elected Directors. To be adopted, all of the proposals must be approved by a majority of the votes cast at the meeting.

     The Corporation's business is carried on primarily by its wholly-owned subsidiary Southwest National Bank of Pennsylvania (the "Bank").

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

     The Bylaws of the Corporation provide that the number of Directors shall be not less than 5 nor more than 25, as from time to time shall be determined by the shareholders at any meeting of the shareholders at which Directors are elected or by a full majority of the Board of Directors. Pursuant to the Bylaws, the full Board of Directors may add additional persons to the Board during the year if it, in its discretion, believes that the best interests of the Corporation would be served by so doing. The Board of Directors has proposed that the shareholders fix the number of Directors to be elected at the annual meeting on April 15, 1997 at 11 Directors. Currently there are 11 Directors.

     The 11 nominees are listed below. If the shareholders adopt the proposed amendment to classify the Board of Directors (see proposal 5 below), the nominees will be elected to serve a term of either one year (Class 1), two years (Class 2), or three years (Class 3), as indicated below. If the proposed amendment is not adopted, the nominees will be elected for one year terms. In either event, the Directors' terms will continue until their successors are elected and qualified. The proxies solicited hereby, unless directed to the contrary therein, will vote for the nominees named below. All of the nominees have expressed their willingness to serve. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director, but if for any reason any of these nominees should not be available or able to serve, the accompanying proxy will be voted by the persons acting under the proxy according to the best judgment of the persons named in the proxy. The names of the 11 nominees for election as Directors of the Corporation, their principal occupations or positions, if any, with the Corporation or the Bank for the past five years, the year they first became Directors of the Corporation or the Bank, their age and the number of shares of the Corporation's common stock beneficially owned by them, as of February 3, 1997, are set forth in the following table:

Name and principal
  occupation or                                            Approximate
  employment for                            Beneficial     percentage of
the past five years        Director        ownership of    outstanding
(1) (2)                    since     Age    shares (3)     shares (4)

CLASS 1 - NOMINEES - SERVING A TERM OF ONE YEAR EXPIRING IN 1998
James A. Critchfield, Jr.
 Attorney at Law           1983      71           384             -

Joseph V. Morford, Jr.
 Retired, formerly
 President, Moore and
 Morford, Inc., steel
 fabricators               1983      67         1,225             -

William W. Thomson
 Managing Partner,
 Thomson, Tomsey & Co.,
 Certified Public
 Accountants               1992      61           770             -

CLASS 2 - NOMINEES - SERVING A TERM OF TWO YEARS EXPIRING IN 1999

David S. Dahlmann
 President and Chief
 Executive Officer of the
 Corporation and the Bank  1990      47         1,200             -

Charles E. Henry
 President, Chas. M.
 Henry Printing Co.        1989      66         3,921             -

Alexander H. Lindsay, Jr.
 President, Lindsay,
 Jackson, and Martin,
 P.C., Attorneys           1986      50           760             -

John A. Robertshaw, Jr.
 Chairman, Laurel Vending,
 Inc., vending and food
 service                   1986      70         9,334             -

CLASS 3 - NOMINEES - SERVING A TERM OF THREE YEARS EXPIRING IN 2000

Ray T. Charley
 President, Thomi Co.,
 retail grocers            1989      45        18,560             -

A. Richard Kacin
 President, A. Richard
 Kacin, Inc., real estate
 construction and
 development and President,
 Delmont Builders Supply,
 Inc.                      1994      56         2,430             -

James W. Newill
 Certified Public Accountant,
 formerly President,
 J. W. Newill Company,
 public accounting firm    1978      62        77,800           2.49%


Laurie Stern Singer
 President, Allegheny
 Valley Chamber of
 Commerce and President,
 Allegheny Valley
 Development Corporation   1994      45           220             -

Directors, nominees and
 officers of the
 Corporation as a group
 (14 persons) (5)                             117,914           3.78%

(1) All nominees held the position indicated or other senior executive position with the same entity for the past five years.

(2) No Director of the Corporation is presently a Director of another company filing reports with the Securities and Exchange Commission.

(3) The nominees identified in the table possess sole voting and investment powers with respect to the shares shown opposite their names except the following who hold shares jointly with their respective wives: Mr. Charley, 480 shares; Mr. Dahlmann, 1,200 shares and Mr. Henry, 2,529 shares. The following Directors were beneficial owners of shares held by their respective wives: Mr. Morford, 495 shares and Mr. Robertshaw, 840 shares. The shares listed for Mr. Thomson include 90 of the 120 shares listed in the name of a partnership of which he is managing partner and has a 75% interest. The shares listed for Mr. Kacin include 600 shares held in the name of an employees retirement plan of which he is a trustee. The total number of shares includes 1,000 shares owned by David M. Hanna, Vice President of the Corporation, 160 shares owned by Robert J. Stack, Vice President of the Corporation, jointly with his wife, and 150 shares owned by Donald A. Lawry, Secretary and Treasurer of the Corporation, jointly with his wife.

(4)  Less than 1 percent unless otherwise indicated.

(5)  Mr. Dahlmann listed above; David M. Hanna, Vice President; Robert
J. Stack, Vice President; and Donald A. Lawry, Secretary and Treasurer are the only officers of the Corporation.

OTHER NOMINATIONS

     The present Bylaws of the Corporation provide that other nominations may be made at the meeting only after at least 14 days' notice has been given in writing according to the procedures set forth in Article III, Section 3.3. However, proposed amendments will change the number to at least 60 days' notice (see proposal 6 below).

BOARDS AND COMMITTEES

     It is the policy of the Corporation that its Directors also serve as Directors of its wholly-owned subsidiary, the Bank. The Board of the Corporation met 12 times in 1996 and the Board of the Bank met 12 times in 1996.

     The Board of the Corporation has the following standing committees:
Examining Committee, Executive Committee and Nominating Committee. The Board of the Bank has the following standing committees: Examining Committee, Executive Committee, Personnel Committee and Trust Committee.

     Directors appointed to the Examining Committee of the Corporation also serve as members of the Examining Committee of the Bank. Both Examining Committees met concurrently 4 times in 1996. The Examining Committees perform the functions of an audit committee, and their responsibilities include causing an examination of the affairs of the Corporation and Bank to be made, reviewing reports of examinations of the Corporation and the Bank made by the Federal Reserve Bank and the Office of the Comptroller of the Currency, and reporting the findings and recommendations to the respective Board. Appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Examining

Committees.  The Examining Committees presently have as members
Directors Henry, Lindsay, Morford, Robertshaw, Singer and Thomson.

     Directors appointed to the Executive Committee of the Corporation also serve as members of the Executive Committee of the Bank. Both Executive Committees met concurrently 12 times in 1996. Their responsibilities include review of the loans and securities of the Bank and the exercise of all the powers of the full Boards between regular meetings of the Boards. The Executive Committees presently have as members Directors Dahlmann, Henry, Lindsay, Morford, Robertshaw and Thomson.

     The Nominating Committee of the Corporation met 1 time in 1996. Its responsibilities include selecting and recommending to the Board of Directors nominees for election as Director. The Nominating Committee presently has as members Directors Charley, Dahlmann, Kacin, Newill and Singer.

     The Personnel Committee of the Bank met 5 times in 1996. Its responsibilities include reviewing and recommending to the Board the salaries of certain senior officers of the Bank. The Personnel Committee presently has as members Directors Charley, Critchfield, Dahlmann, Kacin, Newill and Singer.

     The Trust Committee of the Bank met 12 times in 1996. Its responsibilities include the general review of the activities of the trust department of the Bank in the administration of its fiduciary relations. The Trust Committee presently has as members Directors Charley, Critchfield, Dahlmann, Kacin and Newill.

COMPENSATION OF DIRECTORS

     The Corporation paid for the year 1996 an annual retainer of $2,500 to Directors who are not officers. Directors who are not officers are paid $400 by the Bank for each regularly scheduled Bank Board meeting attended and $300 for attendance at each regularly scheduled Bank Committee meeting. Officers of the Corporation or the Bank are not paid for attendance at any meeting. Directors who are not officers will be paid an additional $100 for attendance at special Bank Board meetings and Bank Committee meetings.

     All Directors of the Corporation and/or the Bank may defer all or a portion of the receipt of their fees, according to the terms of a Directors Deferred Compensation Plan, until they terminate their election or cease to be a Director. Payment of interest on accumulated balances under the plan is at market rates, but balances are accrued rather than funded by the Corporation or the Bank.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

     Certain Directors, officers of the Corporation and the Bank and their associates were customers of the Bank during 1996. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

     During 1996, the Bank paid $81,841 to Chas. M. Henry Printing Co. for services that were in the normal course of business and on substantially the same terms as available from others. This firm has provided printing services to the Bank for many years and is expected to continue to do so in the future. Charles E. Henry is a Director and is President of Chas. M. Henry Printing Co. Additionally, the Bank paid $345,948 to A. Richard Kacin, Inc., as general contractor for the construction of a new building and remodeling of an existing branch office. The awarding of these contracts was in line with Bank policy and procedures. A. Richard Kacin is a Director and is President of A. Richard Kacin, Inc.

     Under the securities laws of the United States, the Corporation's Directors, executive officers and any persons holding more than ten percent of the Corporation's stock are required to report their initial ownership of the Corporation's common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Corporation is required to disclose in this Proxy Statement, any failure to file by these dates during 1996. In making such disclosures, the Corporation has relied solely on written representations of its Directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission. Based on such information, all of such filings have been timely made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Directors Charley, Critchfield, Dahlmann, Kacin, Newill and Singer served as members of the Bank's Personnel Committee which determines the compensation of the executive officers of the Bank. No compensation was paid to the executive officers by the Corporation during 1996. Directors Charley, Critchfield, Kacin, Newill and Singer are neither officers nor employees of the Corporation or the Bank and are not members of any Board of Directors (other than of the Corporation or Bank) which has as a member an officer, employee or Director of the Corporation or Bank.

     The Bank paid $345,948 to A. Richard Kacin, Inc. as general contractor for the construction of a new building and remodeling of an existing branch office. The awarding of these contracts was in line with Bank policy and procedures. A. Richard Kacin is a Director and is President of A. Richard Kacin, Inc.

     Director Dahlmann, the President and Chief Executive Officer of the Corporation and Bank, is a member of the Personnel Committee but does not participate in conducting his own review or determining his own salary.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the executive officers of the Bank are made by a six-member Personnel Committee of the Bank's Board of Directors. No compensation was paid to the executive officers by the Corporation during 1996. All compensation was paid by the Bank. Five of the members of the Personnel Committee are nonemployee Directors. The sixth member of the Committee is Mr. Dahlmann. Although Mr. Dahlmann, the President and Chief Executive Officer of the Corporation and Bank, served on the Personnel Committee, he did not participate in any decisions regarding his own compensation. All decisions by the Personnel Committee relating to the compensation of the Bank's executive officers are reviewed by the full Board, and the Board votes on Mr. Dahlmann's compensation. Pursuant to recently adopted rules designed to enhance disclosure of the policies of the Corporation toward executive compensation, set forth below is a report of the Board's Personnel Committee, addressing the Bank's compensation policies for 1996 as they affected Mr. Dahlmann and generally as to other executive officers.

     The Personnel Committee's executive compensation policies are designed to provide compensation to the executive officers based upon a performance evaluation of each executive officer using a matrix provided by a consultant to the Bank, Peter R. Johnson & Company, rating the performance of each executive on a scale of 1 through 5. The Personnel Committee applies this performance rating to all executive officers, including Mr. Dahlmann. Mr. Dahlmann does not participate in his own performance evaluation, but does participate in the evaluation of other executive officers. Levels of base salary paid by the Bank to both Mr. Dahlmann and the other executive officers are intended to be comparable with other companies in the banking industry. The Bank uses the services of Peter R. Johnson & Company to compile the executive compen-sation of appropriate groupings of the banks that closely resemble the Bank. The sources of information relied on by the consultant were Watson Wyatt Data Services, Inc. (formerly Cole Surveys, Inc.), Bank Administration Institute, L.R. Webber Associates, SNL Executive Compensation Survey, William M. Mercer, Inc. and Johnson Salary Survey. This information is reviewed against the job descriptions of Mr. Dahlmann and the other executive officers and adjusted by utilization of the performance evaluation referred to above. The Personnel Committee does not consider corporate performance in its determination but only compensation by comparable companies adjusted by an evaluation of the officer's performance.


                        Personnel Committee Members

               Ray T. Charley                    A. Richard Kacin
               James A. Critchfield, Jr.         James W. Newill
               David S. Dahlmann                 Laurie Stern Singer


EXECUTIVE COMPENSATION

     The Corporation paid no compensation to any of its officers during 1996. All compensation was paid by the Bank.

     The annual compensation of the President and Chief Executive Officer of the Bank consisted only of a base salary. "All other compensation" listed in the table includes amounts established under the 401(k) Plan for eligible employees, including the President and Chief Executive Officer. Each year the Board of Directors of the Bank as a whole determines the amount with which the Bank's 401(k) Plan should be funded. The amount is allocated to all eligible employees in accordance with Plan provisions. In 1996, the allocation was the equivalent of 8.0% of total eligible salaries. The President and Chief Executive Officer and other executive officers receive this compensation in the same manner as other eligible employees of the Bank. Also, included in "All other compensation" is the cost of life insurance premiums paid for the President and Chief Executive Officer. The Bank carries such life insurance for all employees based upon twice the annual compensation of each full-time employee. The maximum amount of coverage provided is $300,000.

     The incremental cost of the 401(k) Plan and term life insurance plan provided to Mr. Dahlmann equals approximately 6.95% of his salary.

     The compensation shown in the following table is for the President and Chief Executive Officer only, since no other executive officer received salary and bonus of $100,000 or more for the last fiscal year.

                       SUMMARY COMPENSATION TABLE

                                                          All other
Name and principal          Year         Salary         compensation
position                                   ($)             ($) (1)
David S. Dahlmann,          1996         200,000        13,948
President and Chief         1995         185,000        14,162
Executive Officer           1994         155,000        13,517

(1) The amounts in the above table under "All other compensation" include, for 1996, $12,904 contributed to the Bank's 401(k) Plan and $1,044 as the cost of insurance premiums under the Bank's life insurance plan. For 1995, such amounts are $13,118 and $1,044 respectively and for 1994 is $12,543 and $974 respectively.


     The Bank's 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code. Each eligible employee of the Bank becomes eligible to participate at the next available entry date following one year of employment. The Plan is contributory on the part of employees. The Bank may elect to match the employee contribution. The Board of Directors determines the match amount annually. In addition, each year the Bank has the discretion to make an annual contribution to eligible Plan participants. This contribution is based on participants' eligible salary as defined under IRS Section 3401(a). All deferred amounts are vested immediately and are payable to participants upon their termination of employment.

     It is not possible to determine the extent of the benefits that any participant may be entitled to receive under the Plan upon termination of employment since the amount of such benefits will be dependent, among other things, upon the future earnings of the Bank, the future compensation of the participants and the future net earnings of the investments selected by the participants.

CORPORATION'S EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the current executive officers of the Corporation.

Name                     Age      Term         Position
David S. Dahlmann        47       1992-1996    Director, President and
                                               Chief Executive Officer
                                               of the Corporation and
                                               Bank

David M. Hanna           49       1997         Vice President of the
                                               Corporation and Executive
                                               Vice President of the
                                               Bank
                                  1992-1996    Senior Vice President of
                                               the Bank

Donald A. Lawry          46       1992-1996    Secretary and Treasurer of
                                               the Corporation and
                                               Executive Vice President
                                               of the Bank

Robert J. Stack          46       1993-1996    Vice President of the
                                               Corporation
                                  1992-1996    Executive Vice President
                                               of the Bank

DEFINED BENEFIT PENSION PLAN OF THE BANK

     The Bank made a contribution of $258,395 to the Defined Benefit Pension Plan for the Plan year ending June 30, 1996. Benefits are not vested until the completion of five years of credited service, when they become fully vested. Retirement benefits are based upon the average of the annual compensation for the highest five consecutive years during the last ten years of credited service, and are 1% of average compensation multiplied by the number of years of credited service (subject to a maximum of 44 years), plus 1/2 of 1% of average compensation in excess of covered compensation, multiplied by the number of years of credited service (subject to a maximum of 40 years). The Plan is noncontributory on the part of employees. The Bank contributes the entire actuarially determined amount necessary to fund total benefits. The following table sets forth an estimate of the annual benefits payable under the Plan for employees, including officers, reaching the normal retirement date (age 65):

Annual basic    Estimated annual pension for years of credited service
compensation    10 years       20 years       30 years       40 years
$ 25,000        $ 2,500        $ 5,000        $ 7,500        $ 10,000
  50,000          6,150         12,300         18,450          24,600
  75,000          9,900         19,800         29,700          39,600
 100,000         13,650         27,300         40,950          54,600
 125,000         17,400         34,800         52,200          69,600
 150,000         21,150         42,300         63,450          84,600


     The credited years of service for Mr. Dahlmann are 25. The compensation used to determine pension benefits is approximately the same as the salary set forth in the Summary Compensation Table.

     The amounts in the above table represent the estimated annual benefits payable to an employee for life. Other available optional forms of payment of benefits would reduce the amount shown in the table. The benefit amounts shown are not subject to any deduction for social security or other amounts. Effective for retirements on or after January 1, 1994, annual basic compensation for Plan purposes may not exceed $150,000.

PERFORMANCE REPORT

(Graphic material has been omitted from this section. The information is being presented in tabular form.)

     The following is a graph comparing the Corporation's cumulative total shareholder returns with the performance of the NASDAQ Stock Market index (US Companies) and with the NASDAQ Financial Stocks index in which group the Corporation is included.

                 Comparison of Five Year Cumulative Total Returns
                            Performance Graph for
                        SOUTHWEST NATIONAL CORPORATION

Company Index:  CUSIP     Ticker   Class   Sic   Exchange
                84518610  SWPA             6710  NASDAQ

                Fiscal Year-end is 12/31/96

Market Index:   Nasdaq Stock Market (US Companies)

Peer Index:     Nasdaq Financial Stocks
                SIC 6000-6799 US & Foreign


  Date       Company Index      Market Index     Peer Index
12/31/91        100.000            100.000         100.000
01/31/92        104.651            105.847         105.409
02/28/92        105.240            108.246         109.751
03/31/92        111.707            103.137         110.384
04/30/92        116.411             98.714         113.356
05/29/92        116.421             99.996         117.363
06/30/92        114.045             96.086         117.010
07/31/92        129.489             99.490         121.711
08/31/92        123.562             96.449         119.945
09/30/92        128.360            100.034         123.715
10/30/92        131.959            103.974         126.970
11/30/92        129.785            112.247         134.540
12/31/92        129.785            116.378         143.021
01/29/93        150.405            119.691         148.808
02/26/93        148.128            115.226         150.920
03/31/93        173.836            118.561         157.069
04/30/93        171.388            113.501         151.460
05/28/93        161.699            120.281         149.721
06/30/93        153.059            120.837         153.779
07/30/93        158.613            120.980         159.960
08/31/93        179.344            127.233         164.481
09/30/93        184.326            131.022         169.620
10/29/93        186.816            133.967         168.242
11/30/93        183.358            129.972         161.501
12/31/93        186.498            133.595         166.228
01/31/94        193.405            137.650         170.383
02/28/94        179.849            136.363         168.193
03/31/94        174.783            127.976         163.593
04/29/94        179.343            126.315         168.095
05/31/94        174.830            126.624         174.187
06/30/94        186.332            121.993         173.600
07/29/94        177.897            124.495         176.067
08/31/94        167.167            132.432         181.882
09/30/94        171.810            132.094         178.764
10/31/94        167.167            134.689         173.618
11/30/94        160.484            130.221         165.811
12/30/94        147.176            130.587         166.623
01/31/95        155.004            131.318         172.181
02/28/95        163.091            138.263         180.727
03/31/95        172.592            142.360         183.252
04/28/95        171.008            146.842         186.447
05/31/95        171.198            150.628         192.458
06/30/95        171.198            162.835         198.469
07/31/95        175.998            174.804         207.947
08/31/95        205.194            178.347         218.752
09/29/95        210.041            182.448         226.152
10/31/95        219.736            181.403         227.153
11/30/95        225.025            185.662         237.591
12/29/95        218.503            184.674         242.615
01/31/96        221.764            185.587         243.780
02/29/96        225.395            192.660         247.354
03/29/96        230.331            193.300         252.411
04/30/96        230.331            209.334         253.165
05/31/96        219.017            218.945         257.863
06/28/96        209.062            209.078         258.396
07/31/96        217.358            190.458         251.765
08/30/96        247.633            201.130         268.158
09/30/96        244.286            216.524         280.282
10/31/96        266.038            214.151         289.142
11/29/96        271.526            227.423         307.666
12/31/96        306.942            227.164         311.057

NOTES
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.00 on 12/31/91.

PRINCIPAL SHAREHOLDERS

     The following table lists any beneficial owner of more than 5% of the outstanding common stock of the Corporation as of February 3, 1997:

                                        Amount and nature
Title of        Name and address           of beneficial      Percent of
class           of beneficial owner        ownership (1)         class
Common stock    Thomas, Heasley & Co.,  345,221               11.06%
                nominee of Southwest
                National Bank of
                Pennsylvania,
                Greensburg,
                Pennsylvania

(1) The shares are listed of record in the name of the Bank's nominee and are held by the Bank in its fiduciary capacity in 66 separate trust accounts. The Bank has the power to dispose or direct the disposition of a portion of the shares as follows: Sole - 179,814; Shared - 142,127. The Bank has the power to vote or direct the voting of a portion of these shares as follows: Sole - 213,127; Shared - 62,315. In every instance, another entity is entitled to the dividends or proceeds of sale. No individual account holds an interest of 5% or more.

PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     The following discussion is a general summary of the proposed amendments to the Corporation's Articles of Incorporation and Bylaws. THE DESCRIPTION OF THE PROPOSED AMENDMENTS IS NECESSARILY GENERAL, AND REFERENCE SHOULD BE MADE IN EACH CASE TO PROPOSED AMENDMENTS OF OR ADDITIONS TO THE ARTICLES OF INCORPORATION AND BYLAWS, WHICH ARE ATTACHED HERETO AS EXHIBIT A; HOWEVER, ALL MATERIAL ASPECTS OF THE PROPOSED AMENDMENTS ARE DISCUSSED BELOW.

PROPOSAL 3 - Increase in Authorized Shares

     The proposed amendment to Article 5 of the Articles of Incorporation authorizes the issuance of 10 million shares of Common Stock. The proposed increase in the number of authorized shares of Common Stock is designed to provide the Corporation's Board of Directors with flexibility to effect, among other transactions, financing, acquisitions, stock dividends, stock splits and employee stock options. In addition, the proposed increase in the number of authorized shares could have the following effect: (i) the risk of a hostile takeover could be reduced; (ii) the voting power of present shareholders could be potentially diluted if additional shares are issued other than on a pro-rata basis; and (iii) the book value per share and earnings per share of stock held by present shareholders could be potentially reduced. The Corporation's Board currently has no plans for the issuance of additional shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED
AMENDMENT TO ARTICLE 5 OF THE CORPORATION'S ARTICLES OF INCORPORATION.

PROPOSAL 4 - Factors the Board of Directors May Consider

     Proposed new Article 7(b) allows the Board of Directors of the Corporation, when evaluating any offer of another person, to (i) make a tender or exchange offer for any equity security of the Corporation,
(ii) merge or consolidate the Corporation with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, to give due consideration to all relevant factors, in connection with the exercise of its judgment in determining what is the best interest of the

Corporation and its shareholders, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary; the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; the Corporation's long-term objectives, including the strategy of enhancing shareholders' value which may best be served by remaining independent; the ability of the Corporation to fulfill its corporate objective as a bank holding company under applicable laws and regulations; and the ability of its subsidiaries to fulfill their legitimate corporate objectives under applicable statutes and regulations.

     Proposed new Article 7(b) incorporates into the Corporation's Articles of Incorporation language currently found in the Pennsylvania Business Corporation Law (the "BCL"). The Board of Directors believes that it is beneficial to have such language in the Articles of Incorporation because the Bank's long-term success as a community bank and thus the long-term success of the Corporation relies on the Corporation and the Bank being closely identified with the communities they serve.

     Section 3.15(b) of the current Bylaws reflects a similar but not identical concept. If proposed Section 7(b) of the Articles of Incorporation is adopted, a conforming change to Section 3.15(b) would also be required. This change would require the deletion of the language of existing Section 3.15(b) of the Bylaws and its replacement with language identical to proposed Section 7(b) of the Articles of Incorporation.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ADDITION OF ARTICLE 7(B) TO THE ARTICLES OF INCORPORATION AND THE
CONCURRENT MODIFICATION OF SECTION 3.15(B) OF THE CORPORATION'S BYLAWS.

PROPOSAL 5 - Classified Board

     Section 3.2 of the current Bylaws provides that the Corporation's Board of Directors be elected annually. Section 3.4 of the current Bylaws provides that if a vacancy occurs on the Board of Directors, a replacement is selected to serve until the next annual meeting. These Sections of the Bylaws would be eliminated if the proposed addition of
Article 8 to the Corporation's Articles of Incorporation is approved.
Section 3.1 of the current Bylaws specifies the minimum and maximum number of Directors, the minimum requirements for holding the office of Director and the mechanism for determining the actual number of Directors. The last sentence of Section 3.1 relating to the determination of the actual number of Directors of the Corporation would be deleted in its entirety if proposed Article 8 of the Corporation's Articles of Incorporation is approved. Proposed new Article 8 of the Corporation's Articles of Incorporation provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. The classified Board of Directors is intended to provide for continuity of the Board of Directors and to make it more difficult and time-consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Corporation.

    The proposed new Article 8 also provides that Directors may be removed only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of at least a majority of the total votes eligible to be cast by shareholders. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining Directors, and a Director appointed to fill a vacancy shall serve for a term expiring at the annual meeting of shareholders at which the term of office of the class to which the appointee has been chosen expires.

     The proposed amendments to the provisions regarding election of Directors and other related provisions in the Articles of Incorporation and the deletion of the existing provision of the Bylaws related thereto discussed herein are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Corporation. This result is accomplished by making it more difficult and time-consuming to change majority control of the Board of Directors, whether by proxy contest or otherwise. The general effect of these provisions will be to generally require two annual shareholders' meetings, instead of one, to effect a change in control of the Board of Directors of the Corporation. Because a majority of the Directors at any given time will have prior experience as Directors, these requirements will help to ensure continuity and stability of the Corporation's management and policies and facilitate long-range planning for the Corporation's business. The provisions relating to removal of Directors and filling of vacancies are consistent with and supportive of a classified Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ADDITION OF ARTICLE 8 TO THE CORPORATION'S ARTICLES OF INCORPORATION, THE CONCURRENT DELETION OF SECTIONS 3.2 AND 3.4 FROM THE CORPORATION'S BYLAWS AND THE CONCURRENT DELETION OF THE LAST FULL SENTENCE OF SECTION
3.1 OF THE CORPORATION'S BYLAWS.

PROPOSAL 6 - Nomination of Directors

     Section 3.3 of the current Bylaws sets forth the manner in which nominations for election to the Board of Directors may occur. That Section of the Bylaws would be eliminated if the proposed addition of
Article 9 to the Corporation's Articles of Incorporation is approved. Proposed Article 9 to the Articles of Incorporation governs nominations for election to the Board of Directors and provides that nominations for election to the Board of Directors may be made by, or at the direction of, (i) a majority of the Board of Directors (or a Nominating Committee designated by such majority) or (ii) by any shareholder entitled to vote at such annual meeting who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Corporation not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. Each such notice shall set forth: (a) as to each person whom the shareholder proposes to nominate as a Director, and as to the shareholder giving the notice, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person;
(iii) the class and number of shares of the Corporation's stock beneficially owned by such person on the date of the stockholder notice; and (iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (b) to the extent known by the shareholder giving the notice, (i) the name and address of any other shareholders supporting such nominees; and (ii) the class and number of shares of the Corporation's stock beneficially owned by any other shareholders supporting such nominees on the date of such shareholder notice.

     The proposed amendments to the procedures regarding shareholder nominations will provide the Board of Directors with sufficient time and information to evaluate a shareholder nominee to the Board of Directors and other relevant information, such as existing shareholder support for the nominee. The proposed procedures will provide incumbent Directors advance notice of a dissident slate of nominees for Directors and will make it easier for the Board of Directors to solicit proxies resisting such nominees.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ADDITION OF ARTICLE 9 TO THE CORPORATION'S ARTICLES OF INCORPORATION AND THE CONCURRENT DELETION OF SECTION 3.3 FROM THE CORPORATION'S BYLAWS.

PROPOSAL 7 - Amendment of Bylaws

     The proposed new Article 10 to the Corporation's Articles of Incorporation also sets forth that the Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation to the extent permitted by law. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors then in office. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by the Articles of Incorporation, the affirmative vote of the holders of at least 75 percent of the voting power of all of the then-outstanding shares of the common stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

     The adoption of this proposal would also require the concurrent deletion of Section 1.4 of the Bylaws as inconsistent with the Articles of Incorporation as so amended.

     The Board of Directors believes that if proposals relating to a classified board, Director's nominations, shareholder proposals, special shareholders' meetings and Bylaw changes are adopted, then it is equally important to ensure that these provisions remain in place subsequent to their adoption unless a very high percentage of shares are voted in favor of their further modification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ARTICLE 10 OF THE ARTICLES OF INCORPORATION AND THE CONCURRENT DELETION OF
SECTION 1.4 FROM THE CORPORATION'S BYLAWS.

PROPOSAL 8 - Shareholder Proposals at Annual Meeting

     The proposed addition of Article 11 of the Corporation's Articles of Incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting if the proposed addition is adopted, business must be
(i) brought before the meeting by or at the direction of the Board of Directors or (ii) otherwise properly brought before the meeting by a shareholder who has given timely notice thereof in writing to the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of the Corporation that are beneficially owned by the shareholder and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (iv) any financial interest of the shareholder in such business other than interests that all shareholders would have. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of Article 11 and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding shareholder proposals are designed to provide the Board of Directors with sufficient time and information to evaluate a shareholder proposal and other relevant information, such as existing shareholder support for the proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ADDITION OF ARTICLE 11 TO THE CORPORATION'S ARTICLES OF INCORPORATION.

PROPOSAL 9 - Amendment of Articles of Incorporation

     The proposed new Article 12 of the Corporation's Articles of Incorporation generally provides that amendments to the Articles of Incorporation must be first approved by a majority of the Board of Directors and then by the holders of a majority of the shares of the Corporation entitled to vote in an election of Directors, voting as a single class, as well as such additional vote of any other class or series of stock as may be required by the terms thereof or by law, except that the approval of 75% of the shares of the Corporation entitled to vote in an election of Directors is required for any amendment to Articles 7, 8, 9, 10, 11 or 12 of the Articles of Incorporation.

     The Board of Directors believes that if proposals relating to a classified board, Director's nominations, shareholder proposals, special shareholders' meetings and Bylaw changes are adopted then it is equally important to ensure that these provisions remain in place subsequent to their adoption unless a very high percentage of shares are voted in favor of their further modification. If one or more of the above mentioned proposals is not approved but the remaining proposals are approved, the Board of Directors also seeks shareholder approval to further modify the proposed amendment so that the super-majority provisions relate to the amendments to the Articles of Incorporation approved by the shareholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FOR PROPOSED AMENDMENT OF ARTICLE 12 OF THE ARTICLES OF INCORPORATION, AS THE SAME MAY BE FURTHER MODIFIED OR AMENDED BY THE BOARD OF DIRECTORS CONSISTENT WITH THE VOTE OF THE SHAREHOLDERS ON EACH OF THE OTHER SEVERAL
AMENDMENTS OF OR ADDITIONS TO THE CORPORATION'S ARTICLES OF
INCORPORATION.

PROPOSAL 10 - Special Meetings of Shareholders

     Section 2.2 of the current Bylaws sets forth the manner in which a special meeting of the shareholders may be called. Consistent with the other changes proposed by the Board of Directors, the Board believes that special meetings of the shareholders should only be called by the president or a majority of the Board of Directors. The current Bylaws permit at least 25% of the shareholders to call a meeting.

     To implement this proposal it is necessary to modify Section 2.2 of the current Bylaws by deleting the existing first sentence thereof and replacing it with the following:

     "Special meetings of the shareholders, for any purpose or purposes, unless otherwise provided by Law or the Articles of Incorporation, may only be called by the president or a majority of the Board of Directors."

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO SECTION 2.2 OF THE BYLAWS.

Please see Exhibit A attached to this Proxy Statement for the full text of the proposed resolutions and amendments

AUDITORS

     The Board of Directors of the Bank approved the reappointment of KPMG Peat Marwick LLP to audit its books and accounts for the year 1997. The Board of Directors of the Corporation also approved the reappointment of KPMG Peat Marwick LLP to audit its books and accounts for the year 1997.

     Audit services performed by KPMG Peat Marwick LLP during 1996 included examination of and reporting on the Corporation's consolidated financial statements, review and consultation connected with filing annual and periodic reports for the Bank and Corporation and auditing the Bank's Defined Benefit Pension Plan and 401(k) Plan.

     Representatives of the auditors will be present at the annual meeting to make a statement, if they desire, and to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

     Any proposal that a shareholder wishes to have included in the proxy material relating to the annual meeting to be held in 1998 must be received by the Secretary no later than November 14, 1997.

OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment of it, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                               By Order of the Board of Directors

                               /S/ Donald A. Lawry

                               Donald A. Lawry
                               Secretary and Treasurer

                                EXHIBIT A

PROPOSAL 3

     RESOLVED, that existing Article 5 of the Corporation's Articles of Incorporation be deleted and the following language be substituted therefor:

          ARTICLE 5.  COMMON STOCK.

          AUTHORIZED AMOUNT. The total number of shares of all classes of stock that the Corporation shall have authority to issue is ten million (10,000,000) shares of common stock.

PROPOSAL 4

     RESOLVED, that existing Article 7(b) of the Corporation's Articles of Incorporation be deleted and that a new Article 7(b) to the Corporation's Articles of Incorporation, as set forth below, be substituted therefor:

          ARTICLE 7(b).  CONSIDERATION OF THE BOARD.

          In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual Directors of the Corporation may, in considering the best interests of the Corporation, consider to the extent they deem appropriate:

          A. The effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the Corporation, and upon communities in which the Corporation is located;

          B. The short-term and long-term interests of the Corporation, including benefits that may accrue to the Corporation from its long-term plans, and the possibility that these interests may be best served by the continued independence of the Corporation;

          C. The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the Corporation;

          D. All other pertinent factors, including, but not limited to, the effect on the Corporation's ability to fulfill its corporate objective as a bank holding company under applicable laws and regulations and the effect on the ability of its subsidiaries to fulfill their objectives under applicable law and regulations.

     FURTHER RESOLVED, that existing Section 3.15(b) of the Corporation's Bylaws be deleted and that amended Section 3.15(b), containing language identical to amended Article 7(b) of the Articles of Incorporation, be substituted therefor.

PROPOSAL 5

     RESOLVED, that a new Article 8, as set forth below, be added to the Corporation's Articles of Incorporation:

          ARTICLE 8.  DIRECTORS.

          A. NUMBER, CLASSIFICATION AND TERM. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by the Board of Directors. The Directors shall be divided into three classes as nearly equal in number as rea-sonably possible, with the term of office of the first class to expire at the annual meeting of shareholders occurring in 1998, the term of office of the second class to expire at the annual meeting of shareholders one year thereafter and the term of office of the third class to expire at the annual meeting of shareholders two years thereafter with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election with each Director to hold office until his or her successor shall have been duly elected and qualified.

          B. VACANCIES. The newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

          C. REMOVAL OF DIRECTORS. Any Director, or the entire Board of Directors, may be removed from office at any time as follows: (i) for cause by the vote of a majority of the shareholders of the Corporation voting at a meeting of shareholders (cause for removal shall exist only if the Director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such Director's duties to the Corporation) or (ii) by a vote of seventy-five percent (75%) of the outstanding shares of the Corporation voting at a meeting of shareholders. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the Director whose removal will be considered at the meeting. Directors may also be removed from office in the manner provided in Sections 1726(b) and 1726(c) of the Pennsylvania Business Corporation Law of 1988 or any successors to such sections.

     FURTHER RESOLVED, that existing Sections 3.1 through 3.4 of the Corporation's Bylaws be amended as provided below:

          SECTION 3.1 NUMBER. This section is amended to delete the last full sentence thereof which reads as follows:

          "A full majority of the Board of Directors, or the shareholders at an annual or special meeting will have the power to fix the number of Directors and, from time to time, to increase or decrease the number thereof provided that the number so determined will not be less than the number authorized by law."

          Section 3.2 TERM. This section is deleted in its entirety and replaced by the word "Reserved".

          Section 3.3 NOMINATIONS. This section is deleted in its entirety and replaced by the word "Reserved".

          Section 3.4 VACANCIES. This section is deleted in its entirety and replaced by the word "Reserved".

PROPOSAL 6

     RESOLVED, that Article 9, as set forth below, be added to the Corporation's Articles of Incorporation:

          ARTICLE 9.  NOMINATIONS OF DIRECTORS.

          A. GENERAL REQUIREMENTS. Nominations of candidates for election as Directors at any annual meeting of shareholders may be made
(i) by, or at the direction of, a majority of the Board of Directors (or a Nominating Committee designated by such majority), or (ii) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article shall be eligible for election as Directors at an annual meeting. Ballots bearing the name of all the persons who have been nominated for election as Directors at an annual meeting in accordance with the procedures set forth in this Article shall be provided for use at the annual meeting.

          B. NOTICE. Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director and as to the shareholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of Corporation stock that are beneficially owned by such person on the date of such shareholder's notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as Directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (ii) the number of shares of Corporation stock that are beneficially owned by such shareholder on the date of such shareholder's notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such nominees as of the date of such shareholder's notice.
At the request of the Board of Directors, any person nominated by or at its direction for election as a Director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination that pertains to the nominee.

          C. NONCOMPLIANCE WITH NOTICE REQUIREMENT. The Board of Directors may reject any nomination by a shareholder not timely made in accordance with the requirements of this Article. If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder's notice does not satisfy the informational requirements of this Article in any material respect, the Secretary of the Corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary of the Corporation within such period of time, not to exceed five days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Article in any material respect, then the Board of Directors may reject such shareholder's nomination. The Secretary of the Corporation shall notify a shareholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article. If the presiding officer determines that a nomination was made in accordance with the terms of this Article, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article, he shall so declare at the annual meeting and the defective nomination shall be disregarded.

     FURTHER RESOLVED, that the present language of Section 3.3 of the Corporation's Bylaws be deleted in its entirety and replaced by the word "Reserved".

PROPOSAL 7

     RESOLVED, that a new Article 10, as set forth below, be added to the Corporation's Articles of Incorporation:

          ARTICLE 10. AMENDMENT OF BYLAWS. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation to the extent permitted by law. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors then in office. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the common stock of the Corporation entitled to vote generally in the election of directors shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

     FURTHER RESOLVED, that Section 1.4 of the Corporation's Bylaws be deleted in its entirety and replaced by the word "Reserved".

PROPOSAL 8

     RESOLVED, that Article 11, as set forth below, be added to the Corporation's Articles of Incorporation:

          ARTICLE 11.  SHAREHOLDER PROPOSALS.

          A. GENERAL REQUIREMENTS. At an annual meeting of shareholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of (1) the Board of Directors or
(2) any shareholder of the Corporation who complies with all the requirements set forth in this Article.

          B. NOTICE. Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article. For shareholder proposals to be included in the Corporation's proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation). With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in the Corporation's proxy materials, the shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (iii) the number of shares of the Corporation stock that are beneficially owned by the shareholder on the date of such shareholder's notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder's notice, and (iv) any financial interest of the shareholder in such proposal, other than interests that all shareholders would have.

          C. NONCOMPLIANCE WITH NOTICE REQUIREMENT. The Board of Directors may reject any shareholder proposal not timely made in accordance with the terms of this Article. If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder's notice does not satisfy the information requirements of this Article in any material respect, the Secretary of the Corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time not to exceed five days from the date such deficiency notice is given to the shareholder as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Article in any material respect, then the Board of Directors may reject such shareholder's proposal. The Secretary of the Corporation shall notify a shareholder in writing whether his proposal has been made in accordance with the time and informational requirements of this Article. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any shareholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the shareholder proposal was made in accordance with the terms of this Article. If the presiding officer determines that the shareholder proposal was made in accordance with the terms of this Article, then he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a shareholder proposal was not made in accordance with the terms of this Article, then he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

PROPOSAL 9

     RESOLVED, that Article 12, as set forth below, be added to the Corporation's Articles of Incorporation

          ARTICLE 12. AMENDMENT OF ARTICLES. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law. All rights conferred upon shareholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the Directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of Directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote generally in an election of Directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with this Article 12 and with Articles 7, 8, 9, 10 and 11 hereof, unless such change has been approved by a majority of Directors then in office.

PROPOSAL 10

     RESOLVED, that the first sentence of Section 2.2 of the Corporation's Bylaws be hereby deleted and the following sentence be substituted therefor:

          "Special meetings of the shareholders, for any purpose or purposes, unless otherwise provided by Law or the Articles of Incorporation, may only be called by the president or a majority of the Board of Directors."

------------------------------------------------------------------------
(The following is the information depicted on the proxy card.)

                           REVOCABLE PROXY
                    SOUTHWEST NATIONAL CORPORATION
                       GREENSBURG, PENNSYLVANIA


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 15, 1997


     The undersigned hereby constitutes and appoints David M. Hanna and Donald A. Lawry, or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Southwest National Corporation (the "Corporation") that the undersigned is entitled to vote at the annual meeting of shareholders of the Corporation to be held April 15, 1997 at 1:00 p.m. at its main office in Greensburg, Pennsylvania, or any adjournment thereof, notice of such adjournments being hereby waived, as follows:

PROPOSAL 1     [ ] FOR       To fix the number of Directors for the
               [ ] AGAINST   ensuing year at 11
               [ ] ABSTAIN

PROPOSAL 2                   To nominate and elect as Directors all
                             nominees listed below for one-, two- or
                             three-year terms (as specified in the Proxy
                             Statement) assuming that the Board
                             classification terms are adopted. If the proposal is not adopted, all Directors will be elected for a one-year term
               [ ] FOR ALL NOMINEES LISTED BELOW
                             (except as marked to the contrary below)
               [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
                   BELOW
                             Ray T. Charley, James A. Critchfield, Jr.,
                             David S. Dahlmann, Charles E. Henry, A.
                             Richard Kacin, Alexander H. Lindsay, Jr.,
                             Joseph V. Morford,  Jr., James W. Newill,
                             John A. Robertshaw, Jr., Laurie Stern
                             Singer and William W. Thomson

        INSTRUCTIONS:        TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                             INDIVIDUAL NOMINEE, DRAW A LINE THROUGH
                             THAT NOMINEE'S NAME.

PROPOSAL 3     [ ] FOR       Amend Articles to approve the increase of
               [ ] AGAINST   authorized shares of common stock
               [ ] ABSTAIN

PROPOSAL 4     [ ] FOR       Amend Articles and Bylaws describing the
               [ ] AGAINST   factors the Board of Directors may consider
               [ ] ABSTAIN   in rendering decisions

PROPOSAL 5     [ ] FOR       Amend Articles and Bylaws to classify Board
               [ ] AGAINST   of Directors and provide for removal of
               [ ] ABSTAIN   Directors and vacancies of Directors

PROPOSAL 6     [ ] FOR       Amend Articles and Bylaws to approve the
               [ ] AGAINST   procedures for nominating Directors
               [ ] ABSTAIN

PROPOSAL 7     [ ] FOR       Amend Articles to approve the procedures
               [ ] AGAINST   for amending the Bylaws
               [ ] ABSTAIN

PROPOSAL 8     [ ] FOR       Amend Articles to approve the procedures
               [ ] AGAINST   for presenting shareholder proposals at the
               [ ] ABSTAIN   annual meeting

PROPOSAL 9     [ ] FOR       Amend Articles to approve the procedures
               [ ] AGAINST   for amending the Articles of Incorporation
               [ ] ABSTAIN

PROPOSAL 10    [ ] FOR       To approve an amendment to the Bylaws
               [ ] AGAINST   for calling special meetings of
               [ ] ABSTAIN   shareholders of the Corporation

OTHER              To consider and act upon any other matter which may
 BUSINESS:         properly be brought before the meeting or any
                   adjournment thereof

     Shares represented by duly executed and returned proxies will be voted in accordance with the choices specified.

     EACH OF THE MATTERS TO BE ACTED UPON IS PROPOSED BY, AND THIS PROXY IS SOLICITED ON BEHALF OF, THE BOARD OF DIRECTORS OF THE CORPORATION.

     THIS PROXY CONFERS AUTHORITY TO VOTE FOR ALL PROPOSALS IF NO
DIRECTION IS GIVEN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ABOVE.

     IN WITNESS WHEREOF, THE UNDERSIGNED SHAREHOLDER HAS DULY EXECUTED THE PROXY ON _________________, 1997.


                                __________________________________(L.S.)


                                __________________________________(L.S.)
                                           When signing as attorney,
                                           executor, administrator,
                                           trustee or guardian, please
                                           give full title.  If more
                                           than one trustee, all should
                                           sign.  All joint owners must
                                           sign.

            PLEASE DATE AND SIGN PROXY ABOVE AND RETURN IMMEDIATELY